Exhibit 99.1

Newmont Announces First Quarter 2022 Results

Newmont announces solid first quarter results; well-positioned to deliver a strong second half and long-term value from top-tier mining jurisdictions

DENVER--(BUSINESS WIRE)--April 22, 2022--Newmont Corporation (NYSE: NEM, TSX: NGT) (Newmont or the Company) today announced first quarter 2022 results.

FIRST QUARTER 2022 HIGHLIGHTS

  Produced 1.34 million attributable ounces of gold and 350 thousand attributable gold equivalent ounces from co-products
  Reported gold CAS* of $890 per ounce and AISC* of $1,156 per ounce
  Remain on track to achieve full-year guidance ranges; full-year results continue to be back-half weighted**
  Generated $689 million of cash from continuing operations and $252 million of Free Cash Flow*
  Declared first quarter dividend of $0.55 per share, consistent with the previous quarter; $1 billion share repurchase program to be used opportunistically in 2022, with $475 million remaining***
  Ended the quarter with $4.3 billion of consolidated cash and $7.3 billion of liquidity with a net debt to adjusted EBITDA ratio of 0.3x*
  Credit rating upgraded by S&P Global Ratings to BBB+ from BBB with a stable outlook
  Advancing profitable near-term projects, including Tanami Expansion 2, Ahafo North and Yanacocha Sulfides
  Executed on strategy to consolidate ownership in prolific mining districts with acquisition of Yanacocha's minority interest stake; increasing ownership in Sulfides project to 100 percent through acquisition of Buenaventura's 43.65% interest and Sumitomo Corporation's 5% interest****
  Published 18th Annual Sustainability report, a transparent review of Environmental, Social and Governance (ESG) performance
  Committed $5 million contribution to support humanitarian efforts in Ukraine
  Ranked eleventh on Fortune's Modern Board 25, a list of the most innovative boards of directors among S&P 500 companies; recognized for gender equality, nationality dispersion and board independence

"Newmont delivered a solid first quarter performance with $1.4 billion in adjusted EBITDA as we safely managed through the Omicron surge. The strength of our proven operating model and global portfolio in the world's best mining jurisdictions is the foundation of Newmont's clear and consistent strategy to create value and improve lives through sustainable and responsible mining. In April, we published our 18th Annual Sustainability Report, which provides a transparent look at our ESG performance and the issues and metrics that matter most to our stakeholders. As a values-based organization and the gold sector's recognized sustainability leader, Newmont has a long history of leading change in our approach to ESG and our core values are fundamental to how we run our business and where we choose to operate."

- Tom Palmer, Newmont President and Chief Executive Officer

___________________________

*Non-GAAP metrics; see pages 12-26 for reconciliations.
**See discussion of outlook and cautionary statement at end of release regarding forward-looking statements.
***See cautionary statement at the end of this release, including with respect to future dividends and share buybacks.
****The acquisition of the remaining 5% interest in Yanacocha from Sumitomo Corporation is expected to close in Q2 2022.

FIRST QUARTER 2022 FINANCIAL AND PRODUCTION SUMMARY

	Q1'22	Q4'21	Q1'21
Average realized gold price ($ per ounce)	$1,892	$1,798	$1,751
Attributable gold production (million ounces)	1.34	1.62	1.46
Gold costs applicable to sales (CAS) ($ per ounce)	$890	$802	$752
Gold all-in sustaining costs (AISC) ($ per ounce)	$1,156	$1,056	$1,039
GAAP net income (loss) from continuing operations ($ millions)	$432	$(61)	$538
Adjusted net income ($ millions)	$546	$624	$594
Adjusted EBITDA ($ millions)	$1,390	$1,599	$1,457
Cash flow from continuing operations ($ millions)	$689	$1,299	$841
Capital expenditures ($ millions)	$437	$441	$399
Free cash flow ($ millions)	$252	$858	$442

Attributable gold production1 decreased 8 percent to 1,344 thousand ounces from the prior year quarter primarily due to lower mill throughput at CC&V, Tanami, Porcupine and Nevada Gold Mines, lower ore grades milled at Peñasquito, Pueblo Viejo, Éléonore and Porcupine, and a build-up of in-circuit inventory. These decreases were partially offset by higher ore grade milled at Boddington and higher production at Yanacocha due to the acquisition of Buenaventura's 43.65% ownership in February 2022.

Gold CAS totaled $1.2 billion for the quarter. Gold CAS per ounce2 increased 18 percent to $890 per ounce from the prior year quarter primarily due to lower ounces sold, higher direct operating costs, a draw-down of in-circuit inventory and lower by-product credits at Yanacocha.

Gold AISC per ounce3 increased 11 percent to $1,156 per ounce from the prior year quarter primarily due to higher CAS per ounce.

Attributable gold equivalent ounce (GEO) production from other metals increased 10 percent to 350 thousand ounces primarily due to higher ore grade milled at Peñasquito and Boddington.

CAS from other metals totaled $251 million for the quarter. CAS per GEO2 increased 29 percent to $717 per ounce from the prior year quarter primarily due to higher allocation of costs to other metals at Peñasquito.

AISC per GEO3 increased 22 percent to $997 per ounce primarily due to higher CAS per GEO.

Net income from continuing operations attributable to Newmont stockholders was $432 million or $0.54 per diluted share, a decrease of $106 million from the prior year quarter primarily due to lower gold sales volumes, higher CAS, a pension settlement charge of $130 million, the loss recognized on the sale of the La Zanja equity method investment in 2022 compared to a gain on the sale of TMAC in 2021 and higher reclamation and remediation charges. These decreases were partially offset by higher average realized metal prices, unrealized gains on marketable and other equity securities in 2022 compared to unrealized losses in 2021 and lower income tax expense.

Adjusted net income4 was $546 million or $0.69 per diluted share, compared to $594 million or $0.74 per diluted share in the prior year quarter. Primary adjustments to first quarter net income include pension settlement charges, changes in the fair value of investments, the loss recognized on the sale of the La Zanja equity method investment, reclamation and remediation charges, settlement costs, a voluntary contribution made to support humanitarian efforts in Ukraine, and valuation allowance and other tax adjustments.

Adjusted EBITDA5 decreased 5 percent to $1.4 billion for the quarter, compared to $1.5 billion for the prior year quarter.

Revenue increased 5 percent from the prior year quarter to $3.0 billion primarily due to higher average realized gold prices and higher copper sales volumes, which were partially offset by lower gold sales volumes.

Average realized price6 for gold was $1,892, an increase of $141 per ounce over the prior year quarter. Average realized gold price includes $1,883 per ounce of gross price received, the favorable impact of $17 per ounce mark-to-market on provisionally-priced sales and reductions of $8 per ounce for treatment and refining charges.

Capital expenditures7 increased 10 percent from the prior year quarter to $437 million primarily due to higher development capital spend, which was partially offset by lower sustaining capital spend. Development capital expenditures in 2022 primarily include advancing Tanami Expansion 2, Yanacocha Sulfides, Ahafo North, Pamour and Cerro Negro District Expansion 1.

Consolidated operating cash flow from continuing operations decreased 18 percent from the prior year quarter to $689 million primarily due to lower gold sales volumes and an increase in accounts receivable related to timing of cash receipts. These decreases were partially offset by higher average realized metal prices. Free Cash Flow8 also decreased to $252 million primarily due to lower operating cash flow and higher development capital expenditures as described above.

Balance sheet and liquidity ended the quarter with $4.3 billion of consolidated cash and approximately $7.3 billion of liquidity; reported net debt to adjusted EBITDA of 0.3x9.

Nevada Gold Mines (NGM) attributable gold production was 288 thousand ounces, with CAS of $899 per ounce and AISC of $1,086 per ounce for the first quarter. NGM EBITDA10 was $278 million.

Pueblo Viejo (PV) attributable gold production was 69 thousand ounces for the quarter. Pueblo Viejo EBITDA10 was $80 million and cash distributions received for the Company's equity method investment totaled $49 million in the first quarter.

COVID UPDATE

Newmont continues to maintain wide-ranging protective measures for its workforce and neighboring communities, including screening, physical distancing, deep cleaning and avoiding exposure for at-risk individuals. The Company incurred incremental Covid specific costs of $17 million during the quarter for activities such as additional health and safety procedures, increased transportation and distributions from the Newmont Global Community Support Fund. The majority of the additional incremental Covid specific costs have not been adjusted from our non-GAAP metrics.

PROJECTS UPDATE11

Newmont’s project pipeline supports stable production with improving margins and mine life. Newmont's 2022 and longer-term outlook includes current development capital costs and production related to Tanami Expansion 2, Ahafo North, Yanacocha Sulfides, Pamour and Cerro Negro District Expansion 1. Additional projects not listed below represent incremental improvements to the Company's outlook.

  Tanami Expansion 2 (Australia) secures Tanami’s future as a long-life, low-cost producer with potential to extend mine life beyond 2040 through the addition of a 1,460 meter hoisting shaft and supporting infrastructure to process 3.3 million tonnes per year and provide a platform for future growth. The expansion is expected to increase average annual gold production by approximately 150,000 to 200,000 ounces per year for the first five years and is expected to reduce operating costs by approximately 10 percent. Capital costs for the project are estimated to be between $850 and $950 million with a commercial production date in 2024. Development costs (excluding capitalized interest) since approval were $333 million, of which $49 million related to the first quarter of 2022.

  Ahafo North (Africa) expands our existing footprint in Ghana with four open pit mines and a stand-alone mill located approximately 30 kilometers from the Company’s Ahafo South operations. The project is expected to add between 275,000 and 325,000 ounces per year with all-in sustaining costs between $600 to $700 per ounce for the first five full years of production (2024-2028). Capital costs for the project are estimated to be between $750 and $850 million with a construction completion date in late 2023 and commercial production in 2024. Ahafo North is the best unmined gold deposit in West Africa with approximately 3.5 million ounces of Reserves and more than 1 million ounces of Measured, Indicated and Inferred Resources and significant upside potential to extend beyond Ahafo North’s current 13-year mine life. Development costs (excluding capitalized interest) since approval were $95 million, of which $28 million related to the first quarter of 2022.
  Yanacocha Sulfides12 (South America) will develop the first phase of sulfide deposits and an integrated processing circuit, including an autoclave to produce 45% gold, 45% copper and 10% silver. The project is expected to add average annual production of 525,000 gold equivalent ounces per year with all-in sustaining costs between $700 and $800 per ounce for the first five full years of production (2027-2031). Total capital costs for the project are estimated at $2.5 billion, with an investment decision expected in late 2022 and a three year development period. The first phase focuses on developing the Yanacocha Verde and Chaquicocha deposits to extend Yanacocha’s operations beyond 2040 with second and third phases having the potential to extend life for multiple decades.
  Pamour (North America) extends the life of Porcupine and maintains production beginning in 2024. The project will optimize mill capacity, adding volume and supporting high grade ore from Borden and Hoyle Pond, while supporting further exploration in a highly prospective and proven mining district. An investment decision is expected in the second half of 2022 with estimated capital costs between $350 and $450 million.
  Cerro Negro District Expansion 1 (South America) includes the simultaneous development of the Marianas and Eastern districts to extend the mine life of Cerro Negro beyond 2030. The project is expected to improve production to above 350,000 ounces beginning in 2024, while improving all-in sustaining costs to between $800 and $900 per ounce. Capital costs for the project are estimated to be approximately $300 million. This project provides a platform for further exploration and future growth through additional expansions.

________________________________________________

1 Attributable gold production for the first quarter 2022 includes 69 thousand ounces from the Company’s equity method investment in Pueblo Viejo (40%).
2 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
3 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
4 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
5 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
6 Non-GAAP measure. See end of this release for reconciliation to Sales.
7 Capital expenditures refers to Additions to property plant and mine development from the Condensed Consolidated Statements of Cash Flows.
8 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
9 Non-GAAP measure. See end of this release for reconciliation.
10 Non-GAAP measure. See end of this release for reconciliation.
11 All-in sustaining costs are presented using a $1,200/oz gold price assumption. Project estimates remain subject to change based upon uncertainties, including future impacts Covid-19 and other cost pressures, supply chain disruptions and availabilities, commodity price volatility and other factors, which may impact estimated capital expenditures, AISC and timing of projects. See end of this release for cautionary statement regarding forward-looking statements.
12 Consolidated basis.

OUTLOOK

Newmont’s outlook reflects increasing gold production and ongoing investment in its operating assets and most promising growth prospects. Outlook includes current development capital costs and production related to Tanami Expansion 2, Ahafo North, Yanacocha Sulfides, Pamour at Porcupine and Cerro Negro District Expansion 1.

Newmont continues to develop our mine plan utilizing a $1,200 per ounce gold price assumption. However, due to sustained higher gold prices over the last two years, Newmont’s 2022 outlook assumes an $1,800 per ounce revenue gold price for CAS and AISC to reflect higher costs from inflation, royalties and production taxes. In 2022, an additional 5% of cost escalation is incorporated into our direct operating costs related to labor, energy, and material and supplies. 2022 and longer-term outlook assumes a $30 per ounce impact from production taxes and royalties attributable to higher gold prices. Outlook assumes operations continue without major Covid-related interruptions. Newmont continues to maintain wide-ranging protective measures for its workforce and neighboring communities, including screening, physical distancing, deep cleaning and avoiding exposure for at-risk individuals, which are expected to impact AISC per gold equivalent ounce by approximately $10 per ounce. If at any point the Company determines that continuing operations poses an increased risk to our workforce or host communities, it will reduce operational activities up to, and including, care and maintenance and management of critical environmental systems. Please see the cautionary statement for additional information.

For a more detailed discussion and outlook presented at a $1,200 per ounce gold price assumption, see the Company’s 2022 and Longer-Term Outlook released on December 2, 2021, available on www.newmont.com. The attributable site-level production for Yanacocha and attributable development capital guidance below accounts for the acquisition of Buenaventura's 43.65% interest in Yanacocha, as announced on February 8, 2022. All other guidance metrics remain unchanged from the Company's 2022 and Longer-Term Outlook as announced on December 2, 2021.

Five Year Outlook (+/- 5%): $1,800/oz Gold Price Assumption

Guidance Metric ($M) (+/- 5%)	2022E	2023E	2024E	2025E	2026E
Gold Production* (Moz)	6.2	6.0 - 6.6	6.2 - 6.8	6.2 - 6.8	6.2 - 6.8
Co-Product Production** (Mozs)	1.3	1.4 - 1.6	1.4 - 1.6	1.4 - 1.6	1.4 - 1.6
Total GEO Production (Mozs)	7.5	7.5 - 8.1	7.7 - 8.3	7.7 - 8.3	7.7 - 8.3
Gold CAS ($/oz)	820	740 - 840	700 - 800	700 - 800	700 - 800
Co-Product GEO CAS ($/oz)	675	600 - 700	500 - 600	500 - 600	500 - 600
Total GEO CAS ($/oz)	800	710 - 810	640 - 740	640 - 740	640 - 740
Gold AISC ($/oz)	1,050	980 - 1,080	920 - 1,020	920 - 1,020	920 - 1,020
Co-Product GEO AISC ($/oz)	975	900 - 1,000	800 - 900	800 - 900	800 - 900
Total GEO AISC ($/oz)	1,030	950 - 1,050	880 - 980	880 - 980	880 - 980
Sustaining Capital* ($M)	925	825 - 1,025	825 - 1,025	825 - 1,025	825 - 1,025
Development Capital* ($M)	1,400	1,300 - 1,500	1,100 - 1,300	400 - 600	100 - 300
Total Capital* ($M)	2,325	2,225 - 2,425	2,025 - 2,225	1,325 - 1,525	1,025 - 1,225

*Attributable basis; **Attributable co-product gold equivalent ounces; includes copper, zinc, silver and lead

Consolidated Expense Outlook

Guidance Metric ($M) (+/- 5%)	2022E
Exploration & Advanced Projects	450
General & Administrative	260
Interest Expense	225
Depreciation & Amortization	2,300
Adjusted Tax Rate [a,b]	30%-34%

a The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
b Assuming average prices of $1,800 per ounce for gold, $3.25 per pound for copper, $23.00 per ounce for silver, $0.95 per pound for lead, and $1.15 per pound for zinc and achievement of current production and sales volumes and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2022 will be between 30%-34%.

2022 Site Outlooka

	Consolidated Production (Koz)	Attributable Production (Koz)	Consolidated CAS ($/oz)	Consolidated All-In Sustaining Costs [b] ($/oz)	Consolidated Sustaining Capital Expenditures ($M)	Consolidated Development Capital Expenditures ($M)

CC&V	210	210	975	1,200	35	—
Éléonore	275	275	975	1,150	30	—
Peñasquito	475	475	650	850	125	—
Porcupine	340	340	875	1,025	40	100
Musselwhite	200	200	875	1,150	50	—
Other North America	—	—	—	—	—	—

Cerro Negro	260	260	875	1,095	50	75
Yanacocha[c]	225	210	1,100	1,375	25	475
Merian[c]	465	350	750	860	50	—
Pueblo Viejo[d]	—	285	—	—	—	—
Other South America	—	—	—	—	—	—

Boddington	900	900	750	860	95	10
Tanami	500	500	625	960	125	275
Other Australia	—	—	—	—	15	—

Ahafo	650	650	875	1,000	85	30
Akyem	400	400	725	925	40	10
Ahafo North	—	—	—	—	—	340
Other Africa	—	—	—	—	—	—

Nevada Gold Mines[e]	1,250	1,250	825	1,050	245	70

Corporate/Other	—	—	—	—	—	—

Peñasquito - Co-products (GEO)[f]	1,000	1,000	670	940
Boddington - Co-products (GEO)[f]	300	300	740	890

Peñasquito - Silver (Moz)	29	29
Peñasquito - Lead (Mlbs)	150	150
Peñasquito - Zinc (Mlbs)	350	350
Boddington - Copper (Mlbs)	110	110

a 2022 outlook projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of December 2, 2021. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2022 Outlook assumes $1,800/oz Au, $3.25/lb Cu, $23.00/oz Ag, $1.15/lb Zn, $0.95/lb Pb, $0.75 USD/AUD exchange rate, $0.80 USD/CAD exchange rate and $60/barrel WTI. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved, except for Yanacocha Sulfides, Pamour and Cerro Negro District Expansion 1 which are included in Outlook. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Outlook may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. The attributable production guidance accounts for the acquisition of Buenaventura's 43.65% interest in Yanacocha, as announced on February 8, 2022. All other guidance metrics remain unchanged from the Company's outlook as announced on December 2, 2021. See cautionary at the end of this release.
b All-in sustaining costs (AISC) as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2022 CAS outlook.
c Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site; attributable production represents a 95% interest for Yanacocha and a 75% interest for Merian.

d Attributable production includes Newmont’s 40% interest in Pueblo Viejo, which is accounted for as an equity method investment.
e Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM.
f Gold equivalent ounces (GEO) are calculated as pounds or ounces produced multiplied by the ratio of the other metal’s price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.), and Zinc ($1.15/lb.) pricing.

	Three Months Ended March 31,
Operating Results	2022	2021	% Change
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,291	1,361	(5	) %
Attributable gold equivalent ounces sold	350	327	7%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$ 1,892	$ 1,751	8%
Average realized copper price	$ 4.84	$ 4.20	15%
Average realized silver price	$ 20.36	$ 19.73	3%
Average realized lead price	$ 1.06	$ 0.88	20%
Average realized zinc price	$ 1.75	$ 1.06	65%

Attributable Production (koz)
North America	309	413	(25	) %
South America	198	174	14%
Australia	282	269	5%
Africa	198	205	(3	) %
Nevada	288	303	(5	) %
Total Gold (excluding equity method investments)	1,275	1,364	(7	) %
Pueblo Viejo (40%) (2)	69	91	(24	) %
Total Gold	1,344	1,455	(8	) %

North America	299	285	5%
Australia	51	32	59%
Total Gold Equivalent Ounces	350	317	10%

CAS Consolidated ($/oz, $/GEO)
North America	$ 995	$ 736	35%
South America	$ 921	$ 791	16%
Australia	$ 764	$ 750	2%
Africa	$ 871	$ 758	15%
Nevada	$ 899	$ 745	21%
Total Gold	$ 890	$ 752	18%
Total Gold (by-product)	$ 697	$ 605	15%

North America	$ 695	$ 518	34%
Australia	$ 833	$ 935	(11	) %
Total Gold Equivalent Ounces	$ 717	$ 555	29%

AISC Consolidated ($/oz, $/GEO)
North America	$ 1,230	$ 957	29%
South America	$ 1,123	$ 1,063	6%
Australia	$ 974	$ 1,104	(12	) %
Africa	$ 1,106	$ 950	16%
Nevada	$ 1,086	$ 868	25%
Total Gold	$ 1,156	$ 1,039	11%
Total Gold (by-product)	$ 1,036	$ 953	9%

North America	$ 954	$ 763	25%
Australia	$ 976	$ 1,404	(30	) %
Total Gold Equivalent Ounces	$ 997	$ 819	22%
(1)	Attributable gold ounces from the Pueblo Viejo mine, an equity method investment, are not included in attributable gold ounces sold.
(2)

Represents attributable gold from Pueblo Viejo and does not include the Company's other equity method investments. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote 1. Income and expenses of equity method investments are included in Equity income (loss) of affiliates.

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions except per share)

	Three Months Ended March 31,
	2022	2021

Sales	$3,023	$2,872

Costs and expenses
Costs applicable to sales (1)	1,435	1,247
Depreciation and amortization	547	553
Reclamation and remediation	61	46
Exploration	38	35
Advanced projects, research and development	44	31
General and administrative	64	65
Other expense, net	35	39
	2,224	2,016
Other income (expense):
Other income (loss), net	(109)	(39)
Interest expense, net of capitalized interest	(62)	(74)
	(171)	(113)
Income (loss) before income and mining tax and other items	628	743
Income and mining tax benefit (expense)	(214)	(235)
Equity income (loss) of affiliates	39	50
Net income (loss) from continuing operations	453	558
Net income (loss) from discontinued operations	16	21
Net income (loss)	469	579
Net loss (income) attributable to noncontrolling interests	(21)	(20)
Net income (loss) attributable to Newmont stockholders	$448	$559

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$432	$538
Discontinued operations	16	21
	$448	$559

Weighted average common shares (millions):
Basic	793	801
Effect of employee stock-based awards	1	1
Diluted	794	802

Net income (loss) attributable to Newmont stockholders per common share
Basic:
Continuing operations	$0.54	$0.67
Discontinued operations	0.02	0.03
	$0.56	$0.70
Diluted:
Continuing operations	$0.54	$0.67
Discontinued operations	0.02	0.03
	$0.56	$0.70
(1) Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended March 31,
	2022	2021
Operating activities:
Net income (loss)	$469	$579
Non-cash adjustments:
Depreciation and amortization	547	553
Net loss (income) from discontinued operations	(16)	(21)
Charges from pension settlement	130	—
Reclamation and remediation	57	43
Deferred income taxes	(41)	(25)
Change in fair value of investments	(39)	110
Stock-based compensation	18	17
Other non-cash adjustments	29	(90)
Net change in operating assets and liabilities	(465)	(325)
Net cash provided by (used in) operating activities of continuing operations	689	841
Net cash provided by (used in) operating activities of discontinued operations	5	—
Net cash provided by (used in) operating activities	694	841

Investing activities:
Additions to property, plant and mine development	(437)	(399)
Contributions to equity method investees	(52)	(27)
Payment relating to sale of La Zanja	(45)	—
Return of investment from equity method investees	13	18
Proceeds from asset and investment sales	9	63
Purchases of investments	(4)	(4)
Other	(3)	(1)
Net cash provided by (used in) investing activities	(519)	(350)

Financing activities:
Dividends paid to common stockholders	(436)	(441)
Acquisition of noncontrolling interests	(300)	—
Repayment of debt	(89)	—
Distributions to noncontrolling interests	(59)	(54)
Payments for withholding of employee taxes related to stock-based compensation	(36)	(28)
Funding from noncontrolling interests	32	30
Payments on lease and other financing obligations	(19)	(18)
Other	12	—
Net cash provided by (used in) financing activities	(895)	(511)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3	(2)
Net change in cash, cash equivalents and restricted cash	(717)	(22)
Cash, cash equivalents and restricted cash at beginning of period	5,093	5,648
Cash, cash equivalents and restricted cash at end of period	$4,376	$5,626

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended March 31,
	2022	2021
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$ 4,272	$ 5,518
Restricted cash included in Other current assets	50	2
Restricted cash included in Other non-current assets	54	106
Total cash, cash equivalents and restricted cash	$ 4,376	$ 5,626

NEWMONT CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At March 31, 2022	At December 31, 2021
ASSETS
Cash and cash equivalents	$4,272	$4,992
Trade receivables	413	337
Investments	72	82
Inventories	956	930
Stockpiles and ore on leach pads	800	857
Other current assets	546	498
Current assets	7,059	7,696
Property, plant and mine development, net	24,070	24,124
Investments	3,335	3,243
Stockpiles and ore on leach pads	1,790	1,775
Deferred income tax assets	227	269
Goodwill	2,771	2,771
Other non-current assets	661	686
Total assets	$39,913	$40,564

LIABILITIES
Accounts payable	$491	$518
Employee-related benefits	366	386
Income and mining taxes payable	273	384
Lease and other financing obligations	104	106
Debt	—	87
Other current liabilities	1,183	1,173
Current liabilities	2,417	2,654
Debt	5,566	5,565
Lease and other financing obligations	540	544
Reclamation and remediation liabilities	5,848	5,839
Deferred income tax liabilities	2,045	2,144
Employee-related benefits	375	439
Silver streaming agreement	892	910
Other non-current liabilities	599	608
Total liabilities	18,282	18,703

Contingently redeemable noncontrolling interest	—	48

EQUITY
Common stock	1,278	1,276
Treasury stock	(236)	(200)
Additional paid-in capital	17,312	17,981
Accumulated other comprehensive income (loss)	(12)	(133)
Retained earnings	3,107	3,098
Newmont stockholders' equity	21,449	22,022
Noncontrolling interests	182	(209)
Total equity	21,631	21,813
Total liabilities and equity	$39,913	$40,564

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and others to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable regional tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended March 31, 2022
		per share data (1)
		basic	diluted
Net income (loss) attributable to Newmont stockholders	$448	$0.56	$0.56
Net loss (income) attributable to Newmont stockholders from discontinued operations	(16)	(0.02)	(0.02)
Net income (loss) attributable to Newmont stockholders from continuing operations	432	0.54	0.54
Pension settlement (2)	130	0.16	0.16
Change in fair value of investments (3)	(39)	(0.05)	(0.05)
(Gain) loss on asset and investment sales (4)	35	0.04	0.04
Reclamation and remediation charges (5)	13	0.02	0.02
Settlement costs (6)	13	0.02	0.02
Restructuring and severance (7)	1	—	—
Tax effect of adjustments (8)	(37)	(0.05)	(0.05)
Valuation allowance and other tax adjustments (9)	(2)	0.01	0.01
Adjusted net income (loss)	$546	$0.69	$0.69

Weighted average common shares (millions): (10)		793	794
(1)	Per share measures may not recalculate due to rounding.
(2)

Pension settlement, included in Other income (loss), net, represents pension settlement charges in 2022 related to the annuitization of certain defined benefit plans. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

(3)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities. For further information regarding our investments, refer to Note 10 of the Condensed Consolidated Financial Statements.

(4)

(Gain) loss on asset and investment sales, included in Other income (loss), net, primarily represents the loss recognized on the sale of the La Zanja equity method investment. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

(5)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. Refer to Note 5 of the Condensed Consolidated Financial Statement for further information.

(6)	Settlement costs, included in Other expense, net, primarily are comprised of legal settlement and a voluntary contribution made to support humanitarian efforts in Ukraine.
(7)

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company.

(8)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (7), as described above, and are calculated using the applicable regional tax rate.

(9)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three months ended March 31, 2022 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $12, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(3), net reductions to the reserve for uncertain tax positions of $(12), and other tax adjustments of $1.

(10)	Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with U.S. GAAP.

	Three Months Ended March 31, 2021
		per share data (1)
		basic	diluted
Net income (loss) attributable to Newmont stockholders	$559	$0.70	$0.70
Net loss (income) attributable to Newmont stockholders from discontinued operations	(21)	(0.03)	(0.03)
Net income (loss) attributable to Newmont stockholders from continuing operations	538	0.67	0.67
Change in fair value of investments (2)	110	0.14	0.14
Gain (loss) on asset and investment sales (3)	(43)	(0.05)	(0.05)
Reclamation and remediation charges (4)	10	0.01	0.01
Restructuring and severance, net (5)	4	—	—
Settlement costs (6)	3	—	—
COVID-19 specific costs (7)	1	—	—
Impairment of long-lived and other assets (8)	1	—	—
Tax effect of adjustments (9)	(19)	(0.02)	(0.02)
Valuation allowance and other tax adjustments, net (10)	(11)	(0.01)	(0.01)
Adjusted net income (loss)	$594	$0.74	$0.74

Weighted average common shares (millions): (11)		801	802
(1)	Per share measures may not recalculate due to rounding.
(2)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses on marketable and other equity securities and our investment instruments. For further information regarding our investments, refer to Note 10 of the Condensed Consolidated Financial Statements.

(3)

(Gain) loss on asset and investment sales, included in Other income (loss), net, primarily represents a gain on the sale of TMAC. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

(4)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. Refer to Note 5 of the Condensed Consolidated Financial Statements for further information.

(5)

Restructuring and severance, net, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company. Total amount is presented net of income (loss) attributable to noncontrolling interests of $(1).

(6)	Settlement costs, included in Other expense, net, primarily represents certain costs associated with legal and other settlements.
(7)

COVID-19 specific costs, included in Other expense, net, primarily includes amounts distributed from the Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic. Adjusted net income (loss) has not been adjusted for $21 of incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites. Refer to Note 6 of the Condensed Consolidated Financial Statements for further information.

(8)	Impairment of long-lived and other assets, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(9)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (8), as described above, and are calculated using the applicable regional tax rate.

(10)

Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment is due to a net increase or (decrease) to capital losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $21, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(28), and other tax adjustments of $(2). Total amount is presented net of income (loss) attributable to noncontrolling interests of $(2).

(11)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.

Earnings before interest, taxes, depreciation and amortization and Adjusted earnings before interest, taxes, depreciation and amortization

Management uses EBITDA and Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended March 31,
	2022	2021
Net income (loss) attributable to Newmont stockholders	$448	$559
Net income (loss) attributable to noncontrolling interests	21	20
Net loss (Income) from discontinued operations	(16)	(21)
Equity loss (income) of affiliates	(39)	(50)
Income and mining tax expense (benefit)	214	235
Depreciation and amortization	547	553
Interest expense, net of capitalized interest	62	74
EBITDA	$1,237	$1,370
Adjustments:
Pension settlement (1)	130	—
Change in fair value of investments (2)	(39)	110
(Gain) loss on asset and investment sales (3)	35	(43)
Reclamation and remediation charges (4)	13	10
Settlement costs (5)	13	3
Restructuring and severance (6)	1	5
Impairment of long-lived and other assets (7)	—	1
COVID-19 specific costs (8)	—	1
Adjusted EBITDA (9)	$1,390	$1,457
(1)

Pension settlement, included in Other income (loss), net, represents pension settlement charges in 2022 related to the annuitization of certain defined benefit plans. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

(2)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable and other equity securities. For further information regarding our investments, refer to Note 10 of the Condensed Consolidated Financial Statements.

(3)

(Gain) loss on asset and investment sales, included in Other income (loss), net, primarily represents the loss recognized on the sale of the La Zanja equity method investment in 2022 and a gain on the sale of TMAC in 2021. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

(4)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. Refer to Note 5 of the Condensed Consolidated Financial Statement for further information.

(5)	Settlement costs, included in Other expense, net, are primarily comprised of a legal settlement and a voluntary contribution made to support humanitarian efforts in Ukraine in 2022.
(6)

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented.

(7)	Impairment of long-lived and other assets, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplied inventories.
(8)

COVID-19 specific costs, included in Other expense, net, primarily include amounts distributed from Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic.

(9)

Adjusted EBITDA has not been adjusted for $17 and $21 of incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites for the three months ended March 31, 2022 and 2021, respectively.

Additionally, the Company uses Pueblo Viejo EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in the Pueblo Viejo mine. Pueblo Viejo EBITDA does not represent, and should not be considered an alternative to, Equity income (loss) of affiliates, as defined by GAAP, and does not necessarily indicate whether cash distributions from Pueblo Viejo will match Pueblo Viejo EBITDA or earnings from affiliates. Although the Company has the ability to exert significant influence, it does not have direct control over the operations or resulting revenues and expenses, nor does it proportionately consolidate its investment in Pueblo Viejo. The Company believes that Pueblo Viejo EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in Pueblo Viejo, in the same manner as management and the Board of Directors. Equity income (loss) of affiliates is reconciled to Pueblo Viejo EBITDA as follows:

	Three Months Ended March 31,
	2022	2021
Equity income (loss) of affiliates	$39	$50
Equity (income) loss of affiliates, excluding Pueblo Viejo (1)	(4)	—
Equity income (loss) of affiliates, Pueblo Viejo (1)	35	50
Reconciliation of Pueblo Viejo on attributable basis:
Income and mining tax expense (benefit)	26	47
Depreciation and amortization	19	20
Pueblo Viejo EBITDA	$80	$117
(1) Refer to Note 10 of the Condensed Consolidated Financial Statements.

The Company uses NGM EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in Nevada Gold Mines (NGM). NGM EBITDA does not represent, and should not be considered an alternative to, Income (loss) before income and mining tax and other items, as defined by GAAP, and does not necessarily indicate whether cash distributions from NGM will match NGM EBITDA. Although the Company has the ability to exert significant influence and proportionally consolidates its 38.5% interest in NGM, it does not have direct control over the operations or resulting revenues and expenses of its investment in NGM. The Company believes that NGM EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in NGM, in the same manner as management and the Board of Directors. Income (loss) before income and mining tax and other items is reconciled to NGM EBITDA as follows:

	Three Months Ended March 31,
	2022	2021
Income (Loss) before Income and Mining Tax and other Items, NGM (1)	$153	$167
Depreciation and amortization (1)	125	127
NGM EBITDA	$278	$294
(1) Refer to Note 3 of the Condensed Consolidated Financial Statements.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended March 31,
	2022	2021
Net cash provided by (used in) operating activities	$694	$841
Less: Net cash used in (provided by) operating activities of discontinued operations	(5)	—
Net cash provided by (used in) operating activities of continuing operations	689	841
Less: Additions to property, plant and mine development	(437)	(399)
Free Cash Flow	$252	$442

Net cash provided by (used in) investing activities (1)	$(519)	$(350)
Net cash provided by (used in) financing activities	$(895)	$(511)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Attributable Free Cash Flow

Management uses Attributable Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations that are attributable to the Company. Attributable Free Cash Flow is Net cash provided by (used in) operating activities after deducting net cash flows from operations attributable to noncontrolling interests less Net cash provided by (used in) operating activities of discontinued operations after deducting net cash flows from discontinued operations attributable to noncontrolling interests less Additions to property, plant and mine development after deducting property, plant and mine development attributable to noncontrolling interests. The Company believes that Attributable Free Cash Flow is useful as one of the bases for comparing the Company’s performance with its competitors. Although Attributable Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Attributable Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Attributable Free Cash Flow is not meant to be considered in isolation or as an alternative to Net income attributable to Newmont stockholders as an indicator of the Company’s performance, or as an alternative to Net cash provided by (used in) operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Attributable Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Attributable Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following tables set forth a reconciliation of Attributable Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Attributable Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended March 31, 2022
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$694	$(33)	$661
Less: Net cash used in (provided by) operating activities of discontinued operations	(5)	—	(5)
Net cash provided by (used in) operating activities of continuing operations	689	(33)	656
Less: Additions to property, plant and mine development (2)	(437)	18	(419)
Free Cash Flow	$252	$(15)	$237

Net cash provided by (used in) investing activities (3)	$(519)
Net cash provided by (used in) financing activities	$(895)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which relate to Yanacocha (5%) and Merian (25%).

(2)	For the three months ended March 31, 2022,Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $68 and $10, respectively, on a cash basis.
(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

	Three Months Ended March 31, 2021
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$841	$(20)	$821
Less: Net cash used in (provided by) operating activities of discontinued operations	—	—	—
Net cash provided by (used in) operating activities of continuing operations	841	(20)	821
Less: Additions to property, plant and mine development (2)	(399)	16	(383)
Free Cash Flow	$442	$(4)	$438

Net cash provided by (used in) investing activities (3)	$(350)
Net cash provided by (used in) financing activities	$(511)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which relate to Yanacocha (48.65%) and Merian (25%).

(2)	For the three months ended March 31, 2021, Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $28 and $11, respectively, on a cash basis.
(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/gold equivalent ounce

Costs applicable to sales per ounce/gold equivalent ounce are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/gold equivalent ounce statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended March 31,
	2022	2021
Costs applicable to sales (1)(2)	$1,184	$1,065
Gold sold (thousand ounces)	1,329	1,417
Costs applicable to sales per ounce (3)	$890	$752
(1)	Includes by-product credits of $27 and $55 during the three months ended March 31, 2022 and 2021, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per gold equivalent ounce

	Three Months Ended March 31,
	2022	2021
Costs applicable to sales (1)(2)	$251	$182
Gold equivalent ounces - other metals (thousand ounces) (3)	350	327
Costs applicable to sales per ounce (4)	$717	$555
(1)	Includes by-product credits of $2 and $1 during the three months ended March 31, 2022 and 2021, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022 and Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

(4)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per ounce for Nevada Gold Mines (NGM)

	Three Months Ended March 31,
	2022	2021
Cost applicable to sales, NGM (1)(2)	$257	$227
Gold sold (thousand ounces), NGM	287	305
Costs applicable to sales per ounce, NGM (3)	$899	$745
(1)	See Note 3 to the Condensed Consolidated Financial Statements.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

All-In Sustaining Costs

Newmont has developed a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts that aids in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

All-in sustaining cost amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in IFRS, or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from CAS, such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Operations less the amount of CAS attributable to the production of other metals. The other metals' CAS at those mine sites is disclosed in Note 3 of the Condensed Consolidated Financial Statements. The allocation of CAS between gold and other metals is based upon the relative sales value of gold and other metals produced during the period.

Reclamation costs. Includes accretion expense related to reclamation liabilities and the amortization of the related ARC for the Company’s operating properties. Accretion related to the reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current reserves are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production, and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Condensed Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation in the future. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals. We also allocate these costs incurred at the Other North America, Other Australia and Corporate and Other locations using the proportion of CAS between gold and other metals.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to supporting our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis. We allocate these costs to gold and other metals at the Other North America, Other Australia and Corporate and Other locations using the proportion of CAS between gold and other metals.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on the Condensed Consolidated Statements of Operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals.

Sustaining capital and finance lease payments. We determined sustaining capital and finance lease payments as those capital expenditures and finance lease payments that are necessary to maintain current production and execute the current mine plan. We determined development (i.e. non-sustaining) capital expenditures and finance lease payments to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation and are excluded from the calculation of AISC. The classification of sustaining and development capital projects and finance leases is based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital and finance lease payments are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals. We also allocate these costs incurred at the Other North America, Other Australia and Corporate and Other locations using the proportion of CAS between gold and other metals.

Three Months Ended March 31, 2022	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$52	$3	$1	$—	$1	$—	$4	$61	36	$1,676
Musselwhite	43	2	1	—	1	—	6	53	32	1,642
Porcupine	66	1	2	—	—	—	9	78	60	1,296
Éléonore	62	2	—	—	1	—	12	77	50	1,557
Peñasquito	87	2	1	—	1	7	14	112	134	843
Other North America	—	—	—	1	1	—	—	2	—	—
North America	310	10	5	1	5	7	45	383	312	1,230

Yanacocha	67	4	—	—	3	—	5	79	68	1,163
Merian	87	2	1	—	1	—	11	102	103	991
Cerro Negro	63	1	—	—	6	—	11	81	64	1,252
Other South America	—	—	—	3	—	—	—	3	—	—
South America	217	7	1	3	10	—	27	265	235	1,123

Boddington	162	5	1	—	—	3	13	184	198	931
Tanami	65	—	3	—	3	—	29	100	99	1,012
Other Australia	—	—	—	2	—	—	3	5	—	—
Australia	227	5	4	2	3	3	45	289	297	974

Ahafo	106	2	1	—	1	—	22	132	108	1,223
Akyem	67	7	1	—	—	—	10	85	90	942
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	173	9	2	2	1	—	32	219	198	1,106

Nevada Gold Mines	257	1	3	3	—	1	46	311	287	1,086
Nevada	257	1	3	3	—	1	46	311	287	1,086

Corporate and Other	—	—	23	43	(1)	—	4	69	—	—
Total Gold	$1,184	$32	$38	$54	$18	$11	$199	$1,536	1,329	$1,156

Gold equivalent ounces - other metals (11)
Peñasquito	$205	$5	$2	$—	$3	$33	$33	$281	295	$951
Other North America	—	—	—	1	—	—	—	1	—	—
North America	205	5	2	1	3	33	33	282	295	954

Boddington	46	1	—	—	—	2	4	53	55	959
Other Australia	—	—	—	—	—	—	1	1	—	—
Australia	46	1	—	—	—	2	5	54	55	976

Corporate and Other	—	—	5	9	—	—	—	14	—	—
Total Gold Equivalent Ounces	$251	$6	$7	$10	$3	$35	$38	$350	350	$997

Consolidated	$1,435	$38	$45	$64	$21	$46	$237	$1,886

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $29 and excludes co-product revenues of $509.
(3)	Includes stockpile and leach pad inventory adjustments of $5 at CC&V, $3 at Merian and $1 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $16 and $22, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $28 and $17, respectively.

(5)

Advanced projects, research and development and exploration excludes development expenditures of $1 at Porcupine, $2 at Peñasquito, $1 at Yanacocha, $2 at Merian, $3 at Cerro Negro, $9 at Other South America, $3 at Tanami, $3 at Other Australia, $3 at Ahafo, $3 at Akyem, $3 at NGM and $4 at Corporate and Other, totaling $37 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites of $6 for North America, $7 for South America, $3 for Australia and $1 for Africa, totaling $17.

(7)	Other expense, net is adjusted for settlement costs of $13 and restructuring and severance costs of $1.
(8)

Includes sustaining capital expenditures of $66 for North America, $27 for South America, $46 for Australia, $31 for Africa, $46 for Nevada, and $4 for Corporate and Other, totaling $220 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $217. See “Liquidity and Capital Resources” within Part I, Item 2, Management's Discussion and Analysis for discussion of major development projects.

(9)	Includes finance lease payments for sustaining projects of $17.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022.

Three Months Ended March 31, 2021	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$61	$2	$—	$—	$—	$—	$9	$72	56	$1,286
Musselwhite	39	—	2	—	—	—	9	50	39	1,305
Porcupine	66	1	4	—	—	—	9	80	74	1,104
Éléonore	53	1	1	—	2	—	18	75	61	1,226
Peñasquito	89	2	1	—	3	10	16	121	190	632
Other North America	—	—	1	2	—	—	—	3	—	—
North America	308	6	9	2	5	10	61	401	420	957

Yanacocha	50	12	2	—	8	—	2	74	61	1,215
Merian	81	1	—	—	1	—	10	93	108	864
Cerro Negro	40	1	1	—	6	—	11	59	47	1,263
Other South America	—	—	—	2	1	—	—	3	—	—
South America	171	14	3	2	16	—	23	229	216	1,063

Boddington	131	3	2	—	—	3	56	195	146	1,330
Tanami	70	—	1	—	1	—	25	97	122	796
Other Australia	—	—	—	3	—	—	1	4	—	—
Australia	201	3	3	3	1	3	82	296	268	1,104

Ahafo	92	2	2	—	1	—	17	114	104	1,094
Akyem	66	8	—	—	—	—	8	82	104	788
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	158	10	2	2	1	—	25	198	208	950

Nevada Gold Mines	227	2	2	3	—	—	31	265	305	868
Nevada	227	2	2	3	—	—	31	265	305	868

Corporate and Other	—	—	25	53	2	—	3	83	—	—
Total Gold	$1,065	$35	$44	$65	$25	$13	$225	$1,472	1,417	$1,039

Gold equivalent ounces - other metals (11)
Peñasquito	$155	$2	$—	$—	$4	$43	$23	$227	298	$763
Other North America	—	—	—	—	—	—	—	—	—	—
North America	155	2	—	—	4	43	23	227	298	763

Boddington	27	1	—	—	—	1	12	41	29	1,404
Other Australia	—	—	—	—	—	—	—	—	—	—
Australia	27	1	—	—	—	1	12	41	29	1,404

Corporate and Other	—	—	—	—	—	—	—	—	—	—
Total Gold Equivalent Ounces	$182	$3	$—	$—	$4	$44	$35	$268	327	$819

Consolidated	$1,247	$38	$44	$65	$29	$57	$260	$1,740

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $56 and excludes co-product revenues of $390.
(3)	Includes stockpile and leach pad inventory adjustments of $4 at CC&V and $10 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $20 and $18, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $13 and $13, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $2 at CC&V, $1 at Porcupine, $1 at Éléonore, $1 at Yanacocha, $1 at Merian, $6 at Other South America, $2 at Tanami, $2 at Other Australia, $1 at Ahafo, $1 at Akyem and $4 at NGM, totaling $22 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites of $7 for North America, $12 for South America, $1 for Australia and $1 for Africa, totaling $21.

(7)

Other expense, net is adjusted for restructuring and severance costs of $5, settlement costs of $3, distributions from the Newmont Global Community Support Fund of $1 and impairment of long-lived and other assets of $1.

(8)

Includes sustaining capital expenditures of $73 for North America, $23 for South America, $88 for Australia, $25 for Africa, $31 for Nevada, and $3 for Corporate and Other, totaling $243 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $156. See “Liquidity and Capital Resources” within Part I, Item 2, Management's Discussion and Analysis for discussion of major development projects.

(9)	Includes finance lease payments for sustaining projects of $17.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

A reconciliation of the 2022 Gold AISC outlook to the 2022 Gold CAS outlook, the 2022 Co-product AISC outlook to the 2022 Co-product CAS outlook and the 2022 Total GEO AISC outlook to the 2022 Total GEO CAS outlook are provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2022 Outlook - Gold (1)(2)
(in millions, except ounces and per ounce)	Outlook Estimate
Cost Applicable to Sales (3)(4)	$ 5,000
Reclamation Costs (5)	150
Advanced Projects & Exploration (6)	150
General and Administrative (7)	225
Other Expense	50
Treatment and Refining Costs	60
Sustaining Capital (8)	875
Sustaining Finance Lease Payments	40
All-in Sustaining Costs	$ 6,550
Ounces (000) Sold (9)	6,200
All-in Sustaining Costs per Oz	$ 1,050
(1)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2022 AISC Gold, Co-Product and Total GEO Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(2)	All values are presented on a consolidated basis for Newmont.
(3)	Excludes Depreciation and amortization and Reclamation and remediation.
(4)	Includes stockpile and leach pad inventory adjustments.
(5)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)	Includes stock based compensation.
(8)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)	Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo.

2022 Outlook - Co-Product (1)(2)
(in millions, except GEO and per GEO)	Outlook Estimate
Cost Applicable to Sales (3)(4)	$ 900
Reclamation Costs (5)	20
Advanced Projects & Exploration (6)	20
General and Administrative (7)	35
Other Expense	20
Treatment and Refining Costs	160
Sustaining Capital (8)	125
Sustaining Finance Lease Payments	20
All-in Sustaining Costs	$ 1,300
Co-Product GEO (000) Sold (9)	1,350
All-in Sustaining Costs per Co Product GEO	$ 975
(1)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2022 AISC Gold, Co-Product and Total GEO Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(2)	All values are presented on a consolidated basis for Newmont.
(3)	Excludes Depreciation and amortization and Reclamation and remediation.
(4)	Includes stockpile and leach pad inventory adjustments.
(5)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)	Includes stock based compensation.
(8)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)	Co-Product GEO are all non-gold co-products (Peñasquito silver, zinc, lead, Boddington copper).
2022 Outlook - Total GEO (1)(2)
(in millions, except GEO and per GEO)	Outlook Estimate
Cost Applicable to Sales (3)(4)	$ 5,900
Reclamation Costs (5)	170
Advanced Projects and Exploration (6)	170
General and Administrative (7)	260
Other Expense	70
Treatment and Refining Costs	220
Sustaining Capital (8)	1,000
Sustaining Finance Lease Payments	60
All-in Sustaining Costs	$ 7,850
Total GEO (000) Sold (9)	7,550
All-in Sustaining Costs per Total GEO	$ 1,030
(1)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2022 AISC Gold, Co-Product and Total GEO Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(2)	All values are presented on a consolidated basis for Newmont.
(3)	Excludes Depreciation and amortization and Reclamation and remediation.
(4)	Includes stockpile and leach pad inventory adjustments.
(5)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)	Includes stock based compensation.
(8)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)

Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo. Total GEO represents gold and non-gold co-products (Peñasquito silver, zinc, lead, Boddington copper).

Net debt to Adjusted EBITDA ratio

Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Net income (loss) attributable to Newmont stockholders	$448	$(46)	$3	$650
Net income (loss) attributable to noncontrolling interests	21	(718)	(246)	11
Net loss (income) from discontinued operations	(16)	(15)	(11)	(10)
Equity loss (income) of affiliates	(39)	(28)	(39)	(49)
Income and mining tax expense (benefit)	214	300	222	341
Depreciation and amortization	547	639	570	561
Interest expense, net of capitalized interest	62	66	66	68
EBITDA	1,237	198	565	1,572
EBITDA Adjustments:
Pension settlement	130	4	—	—
Change in fair value of investments	(39)	(45)	96	(26)
(Gain) loss on asset and investment sales	35	(166)	(3)	—
Reclamation and remediation charges	13	1,587	79	20
Settlement costs	13	—	—	8
Restructuring and severance	1	1	—	5
Loss on debt extinguishment	—	11	—	—
Impairment of long-lived and other assets	—	7	6	11
COVID-19 specific costs	—	2	1	1
Loss on assets held for sale	—	—	571	—
Impairment of investments	—	—	1	—
Adjusted EBITDA	1,390	1,599	1,316	1,591
12 month trailing Adjusted EBITDA	$5,896

Total Debt	$5,566
Lease and other financing obligations	644
Less: Cash and cash equivalents	4,272
Total net debt	$1,938

Net debt to adjusted EBITDA	0.3

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended March 31,
	2022	2021
Consolidated gold sales, net	$ 2,514	$ 2,482
Consolidated copper sales, net	99	52
Consolidated silver sales, net	156	168
Consolidated lead sales, net	44	44
Consolidated zinc sales, net	210	126
Total sales	$ 3,023	$ 2,872

	Three Months Ended March 31, 2022
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,502	$92	$148	$44	$206
Provisional pricing mark-to-market	23	9	3	1	22
Silver streaming amortization	—	—	19	—	—
Gross after provisional pricing and streaming impact	2,525	101	170	45	228
Treatment and refining charges	(11)	(2)	(14)	(1)	(18)
Net	$2,514	$99	$156	$44	$210
Consolidated ounces (thousands)/pounds (millions) sold	1,329	21	7,652	42	120
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,883	$4.51	$19.41	$1.06	$1.72
Provisional pricing mark-to-market	17	0.45	0.36	0.03	0.18
Silver streaming amortization	—	—	2.45	—	—
Gross after provisional pricing and streaming impact	1,900	4.96	22.22	1.09	1.90
Treatment and refining charges	(8)	(0.12)	(1.86)	(0.03)	(0.15)
Net	$1,892	$4.84	$20.36	$1.06	$1.75
(1) Per ounce/pound measures may not recalculate due to rounding.

	Three Months Ended March 31, 2021
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,523	$48	$163	$59	$151
Provisional pricing mark-to-market	(28)	5	—	(13)	—
Silver streaming amortization	—	—	21	—	—
Gross after provisional pricing and streaming impact	2,495	53	184	46	151
Treatment and refining charges	(13)	(1)	(16)	(2)	(25)
Net	$2,482	$52	$168	$44	$126
Consolidated ounces (thousands)/pounds (millions) sold	1,417	12	8,531	50	119
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,780	$3.94	$19.15	$1.18	$1.27
Provisional pricing mark-to-market	(20)	0.36	0.05	(0.27)	—
Silver streaming amortization	—	—	2.44	—	—
Gross after provisional pricing and streaming impact	1,760	4.30	21.64	0.91	1.27
Treatment and refining charges	(9)	(0.10)	(1.91)	(0.03)	(0.21)
Net	$1,751	$4.20	$19.73	$0.88	$1.06
(1) Per ounce/pound measures may not recalculate due to rounding.

Gold by-product metrics

Copper, sliver, lead and zinc are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.

Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead and zinc production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead and zinc sales recognized from Sales and including these amounts as offsets to CAS.

Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended March 31,
	2022	2021
Consolidated gold sales, net	$2,514	$2,482
Consolidated other metal sales, net	509	390
Sales	$3,023	$2,872

Costs applicable to sales	$1,435	$1,247
Less: Consolidated other metal sales, net	(509)	(390)
By-Product costs applicable to sales	$926	$857
Gold sold (thousand ounces)	1,329	1,417
Total Gold CAS per ounce (by-product) (1)	$697	$605

Total AISC	$1,886	$1,740
Less: Consolidated other metal sales, net	(509)	(390)
By-Product AISC	$1,377	$1,350
Gold sold (thousand ounces)	1,329	1,417
Total Gold AISC per ounce (by-product) (1)	$1,036	$953
(1) Per ounce measures may not recalculate due to rounding.

Conference Call Information

A conference call will be held on Friday, April 22, 2022 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details

Dial-In Number	844.200.6205
Intl. Dial-In Number	929.526.1599
Dial-In Access Code	758353
Conference Name	Newmont
Replay Number	866.813.9403
Intl. Replay Number	44.204.525.0658
Replay Access Code	545073

Webcast Details

Title: Newmont First Quarter 2022 Earnings Conference Call
URL: https://event.on24.com/wcc/r/3715550/C621AA00E03BE92EA450A184A02FE28B

The first quarter 2022 results will be available before the market opens on Friday, April 22, 2022, on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production and upside potential; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) expectations regarding the Tanami Expansion 2, Ahafo North, Yanacocha Sulfides, Pamour and Cerro Negro District Expansion 1 projects, including, without limitation, expectations for production, milling, costs applicable to sales and all-in sustaining costs, capital costs, mine life extension, construction completion, commercial production and other timelines; (v) expectations regarding future investments or divestitures; (vi) expectations regarding free cash flow and returns to stockholders, including with respect to future dividends and future share repurchases; and (vii) other outlook. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. Uncertainties relating to the impacts of Covid-19, include, without limitation, general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, the ability to operate following changing governmental restrictions on travel and operations (including, without limitation, the duration of restrictions, including access to sites, ability to transport and ship doré, access to processing and refinery facilities, impacts to international trade, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, impacts to productivity and operations in connection with decisions intended to protect the health and safety of the workforce, their families and neighboring communities), the impact of additional waves or variations of Covid, and the availability and impact of Covid vaccinations in the areas and countries in which we operate. Such uncertainties could result in operating sites being placed into care and maintenance and impact estimates, costs and timing of projects. Although the Company does not currently have operations in Ukraine, Russia or other parts of Europe, Russia’s invasion of Ukraine has resulted in uncertainties in the market which could impact certain planning assumptions, including, but not limited to commodity and currency prices, costs and supply chain availabilities. Investors are reminded that future dividends beyond the dividend payable on June 16, 2022 to holders of record at the close of business on June 2, 2022 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and the Company’s dividend framework is non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board. Investors are also cautioned that the extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. The repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock or to repurchase the full authorized amount during the authorization period. Consequently, the Board of Directors may revise or terminate such share repurchase authorization in the future. For a more detailed discussion of risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, each filed with the U.S. Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors", available on the SEC website or www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Notice Regarding Reserve and Resource:

Unless otherwise stated herein, the reserves stated in this release represent estimates at December 31, 2021, which could be economically and legally extracted or produced at the time of the reserve determination. Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, or will be, to a large extent, based on metal prices and interpretations of geologic data obtained from drill holes and other exploration techniques, which data may not necessarily be indicative of future results. Additionally, resource does not indicate proven and probable reserves as defined by the SEC or the Company’s standards. Estimates of measured, indicated and inferred resource are subject to further exploration and development, and are, therefore, subject to considerable uncertainty. Inferred resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. The Company cannot be certain that any part or parts of the resource will ever be converted into reserves. For additional information on our reserves and resources, please see Item 2 of the Company’s Form 10-K, filed on February 24, 2022 with the SEC.

Contacts

Media Contact
Courtney Boone
303.837.5159
courtney.boone@newmont.com

Investor Contact
Daniel Horton
303.837.5468
daniel.horton@newmont.com